Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT
This Amendment No. 1 to the Asset Purchase Agreement (this “Amendment”), by and between Health Net Life Insurance Company, a California corporation (“Seller”), and Pennsylvania Life Insurance Company, a Pennsylvania corporation (“Purchaser”), is dated as of March 31, 2012. Seller and Purchaser are sometimes referred to herein collectively as the “Parties” and each as a “Party.”
RECITALS

A.    Seller and Purchaser are parties to that certain Asset Purchase Agreement dated as of January 6, 2012 (the “Asset Purchase Agreement”). All capitalized terms used but not defined herein shall have the meanings set forth in the Asset Purchase Agreement.
B.    As of the date hereof, the Parties expect that the Closing Date will be Sunday, April 1, 2012.
C.    The Parties desire to amend the Asset Purchase Agreement pursuant to Section 14.3 thereof as set forth in this Amendment.
NOW, THEREFORE, in consideration of the premises, and of the mutual promises and covenants herein contained, the sufficiency of which are hereby acknowledged, and wishing to be legally bound hereby, the Parties hereby agree as follows:
Amendments
1.Definitions. Section 1.1 of the Asset Purchase Agreement is hereby amended by deleting the definition of “2012 Risk Adjuster Information”.
2.Delivery of Purchase Price. Section 5.3(a) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(a)    the Closing Purchase Price in immediately available funds by wire transfer to an account or accounts designated in a writing delivered by Seller to Purchaser at least three (3) Business Days prior to Closing; provided, however, that if the Closing occurs on April 1, 2012, Purchaser shall deliver, or cause to be delivered, to Seller the Closing Purchase Price in immediately available funds by wire transfer to such account or accounts on April 2, 2012, and as promptly as practicable following the opening of business on such date.
3.Delivery of the Closing Statements. Section 4.3(a) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(a)    Not later than forty-five (45) days following the Closing Date, Seller will prepare and deliver to Purchaser (i) an income statement for the PDP Business for the Pre-Closing Period, and (ii) a statement of the Assets and the Assumed Liabilities as of 12:01 a.m. in Washington, D.C. on the Closing Date (such statements, the “Closing Statements”). The Closing Statements shall include Seller’s computation in reasonable detail of (1) the Closing GM Net Assets (which shall be based on the assets and liabilities statement included in the Closing Statements), (2) the Closing Pass Through Net Assets (which shall be based on the assets and liabilities statement included in the Closing Statements), (3) the Pre-Closing PDP Pre-Tax Income (which shall be based on the income statement included in the Closing Statements), and (4) the Closing Pre-Paid Broker and ANOC Amount and an itemization of all Broker and ANOC Costs included in such amount. The Closing Statements shall be prepared on an accrual basis in accordance with GAAP applied in a manner consistent with Seller’s past practices, including in a manner consistent with the policies, methodologies and principles used by Seller to prepare the 2011 Financial Statements. For the avoidance of doubt, the Closing Statements shall be prepared without regard to the reinsurance agreement described on Schedule 6.5(c) and in particular without regard to any accruals, payments or receipts under or pursuant to such reinsurance agreement.
4.Reinsurance Agreements. Section 8.9 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:
8.9    Termination of Reinsurance Agreements. For the avoidance of any doubt, the Parties agree that the reinsurance agreement described on Schedule 6.5(c) constitutes an Excluded Asset, and all Liabilities thereunder, including any actions necessary to avoid application of such reinsurance agreement to the Assets after the Closing Date, constitute Retained Liabilities.
5.Advance April Payment. The Asset Purchase Agreement is hereby amended to add a new Section 11.12 as follows:
11.12    Advance CMS Payments. Notwithstanding Section 2.2(a), if prior to the Closing, Seller receives from CMS the monthly payment under the Medicare PDP Contract (pursuant to 42 CFR Part 423.315(b)) for the month in which the Closing occurs (an “Advance CMS Payment”), Seller shall pay Purchaser an amount equal to such Advance CMS Payment in immediately available funds by wire transfer to an account designated in a writing delivered by Purchaser to Seller at least three (3) Business Days prior to Closing. Any such payment by Seller shall be made on the Closing Date or on April 2, 2012 if the Closing occurs on April 1, 2012 (but in no event prior to Seller’s receipt of the Closing Purchase Price pursuant to Section 5.3(a)). Consistent with Section 3.3, if a portion of an Advance CMS Payment relates to or arises from the 2011 or any prior Coverage Year, Purchaser shall refund and pay such amount to Seller by wire transfer in immediately available funds (to the same account utilized in Section 5.3(a)) promptly after the amount of such Advance CMS Payment is paid to Purchaser by Seller pursuant to the preceding two sentences. Notwithstanding anything in this Agreement to the contrary, Gross Margin Assets and Pass Through Net Assets shall not include any portion of an Advance CMS Payment, and no portion of an Advance CMS Payment shall be included in Pre-Closing PDP Pre-Tax Income.
6.Certain Requirements Related to EGWP Contracts. Schedule 11.11 of the Asset

Purchase Agreement is hereby amended and restated as set forth on Exhibit A of this Amendment.
Miscellaneous
7.References in the Asset Purchase Agreement to “this Agreement” shall be deemed to refer to the Asset Purchase Agreement as amended by this Amendment. Except as expressly amended by this Amendment, the Asset Purchase Agreement remains in full force and effect, and nothing in this Amendment shall otherwise affect any other provision of the Asset Purchase Agreement or the rights and obligations of the Parties.
8.All references to the Asset Purchase Agreement in any other agreement or document shall hereinafter be deemed to refer to the Asset Purchase Agreement as amended hereby.
9.Sections 14.3, 14.4. 14.5, 14.6, 14.7, 14.8, 14.9, 14.10, 14.12, 14.13, 14.14 and 14.15 of the Asset Purchase Agreement are hereby incorporated by reference into this Amendment, except that the word “Agreement” each time it is used therein shall be replaced by the word “Amendment”.
10.This Amendment is not intended to confer upon any person other than the Parties any rights, benefits or remedies.
[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have duly executed this Amendment on the date first above written.

HEALTH NET LIFE INSURANCE COMPANY
By:	/S/ Steven D. Tough
Name: Steven D. Tough
Title: Chief Executive Officer

PENNSYLVANIA LIFE INSURANCE COMPANY
By:	/S/ James G. Maritan
Name: James G. Maritan
Title: Vice President